EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated April 2, 2008, with respect to the consolidated statements of operations, recognized income and expenses and cash flows of Trinity Biotech plc and subsidiaries for the year ended December 31, 2007, appearing in the Annual Report on Form 20-F of Trinity Biotech plc and subsidiaries for the year ended December 31, 2009, incorporated herein by reference.

/s/ KPMG

Dublin, Ireland
May 6, 2010